Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-214018) pertaining to the Everspin Technologies, Inc. 2008 Equity Incentive Plan, Everspin Technologies, Inc. 2016 Equity Incentive Plan, and the Everspin Technologies, Inc. 2016 Employee Stock Purchase Plan of our report dated March 29, 2017, with respect to the financial statements of Everspin Technologies, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Phoenix, Arizona
March 29, 2017